Exhibit 10.5

English translation for information purposes only

Dynacure

French public limited company with a share capital of [-] Euros

Registered office: Bioparc III, 850, boulevard Sebastien Brant – 67400 Illkirch Graffenstaden

817 666 217 R.C.S. Strasbourg

(the « Company »)

EQUITY WARRANT (BSA) SUBSCRIPTION FORM

The warrants, the terms and conditions of which are set out in Appendix 1 of this subscription form, are issued at a unit price of EUR [-]. The subscription price of the warrants must be fully paid up in cash, by check or by bank transfer, to the account opened by the Company in the books of bank [-], under the following references: Bank code: [-]; counter code: [-]; n° [-]; RIB key: [-].

The exercise of each BSA will entitle the holder to subscribe for one (1) new ordinary share at a subscription price of EUR [-] per ordinary share. The terms and conditions for the exercise of these warrants are set out in the Terms and Conditions attached to this form.

The subscription has been reserved to [-], for up to [-] ([-]) warrants.

SUBSCRIPTION

I, the undersigned, [-], born on [-] in [-], residing [-], [-].

having read the Company’s articles of association and the terms and conditions of issue described in this form, including Appendix 1,

exercising the subscription right conferred by decisions of the Board of Directors of [-] 20[-], acting upon delegation by the shareholders in accordance with the decisions of the general meeting of the shareholders dated [-] 20[-], declare that I subscribe to [-] ([-]) BSA,

and, consequently, release my subscription for the full amount of the subscription, i.e. the sum of [-] euros ([-] €),

sign concomitantly with this subscription form, the Terms and Conditions attached to this form, materializing the issuance contract of the warrants.

I acknowledge that a copy of this subscription form has been given to me.

This subscription form is signed electronically via the encrypted and secure DocuSign platform

(www.docusign.com), on the signature date indicated in the electronic signature certificate, and in accordance with the provisions of Articles 1366 and 1367 of the French Civil Code.

Signature to be preceded with the following mention:

« Bon pour souscription à [-] ([-]) BSA »

[-]

Appendix 1

TERMS AND CONDITIONS OF THE WARRANTS (BONS DE SOUSCRIPTION D’ACTIONS) ALLOCATED TO [-]

1. DEFINITIONS

“Beneficiaries”	means [-] and [-].

“Board”	means the board of directors (Conseil d’Administration) of the Company.

“Board Majority”	means the approval of the Board by a simple majority of its members present or represented, including the positive vote of the majority of the Investor Directors (as defined by the shareholders’ agreement dated on 31 March 2020).

“Company”	means Dynacure, a French société anonyme having its registered office at Bioparc III, 850, boulevard Sebastien Brant – 67400 Illkirch Graffenstaden, registered with the Trade and Companies’ Registry of Strasbourg under number 817 666 217.

“Condition of Presence”	means the actual presence of each Beneficiary in the Company as member of the Board (Conseil d’Administration) or having, directly or indirectly, supervising, managing or consulting functions within the Company.

“Contractual Undertaking”	has the meaning ascribed to it in Section 2.1.

“Decisions of the Board”	means the decisions of the Board dated [-], 20[-] as regards the issuance of the Warrants under the conditions determined by the Shareholders’ Decisions.

“Exercise Period”	means the time period between the Decisions of the Board and the tenth (10th) anniversary thereof.

“IPO”	means the date of the listing (admission aux négociations) of all or part of the shares of the Company on any regulated market in the European Union Area (such as Euronext) or the Nasdaq National Market or New York Stock Exchange in the United States of America.

“Ordinary Shares”	means the ordinary share(s) of the Company with a ten cents (0.10 €) par value.

“Sale of the Company”	means any transfer (including by way of contribution or merger) of 100% of the Ordinary Shares issued by the Company.

“Share Subscription Price”	means EUR [-] per subscribed Ordinary Share.

“Shareholders Decisions”	means the decisions of the shareholders’ general meeting of the Company dated [-], 20[-] that authorized the Board to issue and allocate the Warrants.
“Warrants”	means the [-] bons de souscription d’actions issued and allocated by the Decisions of the Board to the benefit of the Beneficiaries pursuant to the authorization granted by Shareholders’ Decisions.
“Warrants Subscription Price”	means the subscription price of each Warrants, i.e. EUR [-] per subscribed Warrant.

2. MAIN CHARACTERISTICS OF THE ISSUANCE

2.1

The Warrants shall be subscribed by each Beneficiary as from the Decisions of the Board and until the expiry of a ninety (90)-day period as from such Decisions of the Board (included), subject to the adherence by each Beneficiary to the amended and restated shareholders’ agreement in relation to the Company dated March 31, 2020 and as amended on November 10, 2020 by way of the execution of a contractual undertaking (if such Beneficiary has not executed such contractual undertaking yet) (the “Contractual Undertaking”). The subscription to the Warrants shall be closed by anticipation upon all Warrants to be allocated being subscribed.

2.2	The Warrants Subscription Price shall be fully paid up in cash, by check or bank transfer.

2.3	Subscription to the Warrants is subject to the delivery by each Beneficiary of a subscription form duly executed by each Beneficiary along with the related payment.

3. MAIN CHARACTERISTICS OF THE WARRANTS

3.1	Rights attached to the Warrants

3.1.1

Subject to the conditions set forth in Section 3.4, each Warrant shall give to each Beneficiary the right to subscribe to one (1) new Ordinary Share of the Company under the conditions defined in the present terms and conditions. The new Ordinary Shares will be issued as registered shares in accordance with French regulations. Their property shall result from their registration in the Company’s books under the Beneficiaries’ names. The above numbers shall be automatically adjusted in case of division or grouping of shares.

3.1.2

The Beneficiaries shall be entitled to all rights attached to the new Ordinary Shares as from the exercise date of the Warrants, and with respect to the right to dividends, as from the first day of the fiscal year of the exercise of such Warrants.

3.2 Holders

3.2.1

The Warrants are issued in accordance with French regulations, as registered securities, and may not be transferred or assigned. The Warrants are issued and allocated on the date of the Decisions of the Board.

3.2.2	The Warrants can neither be transferred nor assigned by the Beneficiaries, except with the prior approval of the Board.

3.2.3

Neither the issuance nor the allocation or the exercise of the Warrants and the subscription to the Ordinary Shares shall guarantee the Beneficiaries to maintain their mandates, or their work contracts as the case may be, with the Company.

3.3 Share Subscription Price and exercise parity

3.3.1

The exercise of each Warrants shall give the right to subscribe to one (1) Ordinary Share at the Share Subscription Price. The above numbers shall be automatically adjusted in case of division or grouping of shares.

3.3.2	The Share Subscription Price of the Ordinary Shares subscribed to upon exercise of the Warrants shall be paid by the Beneficiaries by way of payment in cash on the date of exercise.

3.4 Exercise of the Warrants

3.4.1 Vesting Conditions

The subscribed Warrants shall be vested over a period of four (4) years as from the Decisions of the Board and become exercisable progressively by tranches by subscription to the underlying Ordinary Shares as follows:

•	[To be specified in individual award agreements]

Failing the Condition of Presence, for any reason whatsoever, at the date on which a tranche of Warrants becomes exercisable, such tranche and all subsequent tranches of the Warrants shall lapse and be automatically voided; the Beneficiaries shall no longer be entitled to any right attached to such Warrants. For the avoidance of doubt, all vested Warrants shall remain exercisable by the Beneficiaries subject to Section 3.4.2 below.

(b) By exception to the vesting conditions in (a):

•

in the event of a Sale of the Company, all subscribed Warrants shall become fully exercisable in advance, immediately, before the completion of the Sale of the Company, subject to the respect by the Beneficiaries of the Condition of Presence on such date, in such a way that the Beneficiaries would be able to transfer the Ordinary Shares resulting from the exercise of the Warrants in the Sale of the Company;

•

in case of an IPO, the Board, at the Board Majority, may, at any time and in its sole discretion, decide that the vesting of the Warrants shall be accelerated and they shall become fully exercisable, subject to the respect by the Beneficiaries of the Condition of Presence on such date.

3.4.2 Subscription

The vested Warrants which are not exercised before the earlier of [-]1, shall automatically lapse and become null and void, and the Beneficiaries shall no longer be entitled to any rights attached to the Warrants.

Without prejudice to the foregoing, the Warrants may be exercised in one or several times during the Exercise Period.

[1]	To be specified in individual award agreements.

3.4.3 Form of exercise

To exercise all or part of the Warrants, the concerned Beneficiary shall send to the registered office of the Company a notice of exercise, along with the related subscription form to the Ordinary Shares in accordance with the form contained in Annex A.

When exercising Warrants, the concerned Beneficiary shall fully pay in cash, by check or bank transfer to the Company the Share Subscription Price pertaining to the exercised Warrants. As from the reception of the documents and provided that the Share Subscription Price is paid, the Company will decide the corresponding share capital increase and will updated the Company’s books.

3.5 Representative

Holders of Warrants shall be gathered in a group (the “Group”) in accordance with the provisions of article L. 228-103 of the French commercial code.

Annex A

Share subscription form

Bulletin de souscription / Subscription form

Je soussigné ___________, de nationalité ____________________ et résidant __________________

I, the undersigned _________________, a ______________ citizen residing at _________________,

Titulaire de ________________ de bons de souscription d’actions (les “BSA” ou “Warrants”, tel que ce terme est défini dans les termes et conditions applicables aux BSA),

Holding ________________ warrants («Warrants » as this term is defined in the terms and conditions applicable to the Warrants),

Après avoir pris connaissance des statuts de la Société, des conditions et modalités d’émission et d’exercice applicables aux BSA,

Considering the by-laws of the Company, the terms and conditions of the issue provided in a document named “Terms and Conditions of the Warrants”,

Déclare par le présent bulletin exercer __________________________ BSA et souscrire ainsi à actions ordinaires nouvelles de la Société,

Hereby declare to exercise _________________ Warrants and subscribe to _________________ new ordinary shares of the Company,

Déclare libérer ma souscription, soit la somme de __________________________euros, en numéraire et en totalité / par voie de compensation avec une créance de __________________________euros que je détiens sur la Société,

Hereby pay, in cash / by offset with certain, liquid and immediately payable receivable that I own against the Company, the corresponding subscription price amounting to__________________________ Euros,

Reconnais qu’un exemplaire sur papier libre du présent bulletin de souscription m’a été remis.

Declare to keep one original copy of the subscription form.

Fait à ___________________, le 20XX en deux (2) exemplaires

Executed in _______________, on 20XX, in two (2) original copies

Signature2